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                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the ______ day of March, 1997, by and between D & R PETROLEUM, INC., a Louisiana corporation (hereinafter referred to as the "Seller") and QUEEN SAND RESOURCES, INC., a Nevada corporation (the "Purchaser"), (Seller and Purchaser hereinafter individually referred to as "Party" and collectively as "Parties"). David Robertson joins in this agreement for purposes of Paragraph 2(b) regarding the receipt of shares of stock, Paragraph 6(dd), and Paragraph 17.

                                    RECITALS

         WHEREAS, Seller desires to sell and convey, and Purchaser desires to purchase and receive, the following, upon the terms and conditions hereinafter set forth:

         I. The Leases and Units. All of the Seller's right, title, and interest in and to (i) the oil, gas, and mineral leases and properties and interests described in Exhibit "A," including but not limited to, leasehold, fee, mineral, royalty, and overriding royalty interests and payments out of or measured by Production (hereinafter defined) (said oil, gas, and mineral leases and property and interests being herein referred to as the "Leases"); (ii) the units, pooled acreage, spacing, or proration units or other allocation of acreage, and all rights associated therewith, which are applicable to the Leases and have been established by, or in accordance with, (a) applicable contractual provisions regarding unitization, communitization, pooling, spacing, or proration, or (b) applicable state or federal law;

         II. The Production. All of the Seller's right, title, and interest in and to all oil, gas, casinghead gas, condensate, distillate, and other liquid or gaseous hydrocarbons and other minerals which are in, under, upon, and produced from or allocable (or to be produced from or allocable) to the Leases after the Effective Date (as defined in Paragraph 3(a) hereof) (such hydrocarbons and minerals being hereinafter referred to as "Production"), including "line fill" and inventory attributable to the interests described in Exhibit "A," or the proceeds from the sale of such Production;

         III. The Wells and Equipment. All of Seller's right, title, and interest in and to all personal property of every kind and character located on the Leases or used in the operation thereof including, without limitation, wells (whether productive or non-productive, active or inactive) (the "Wells"), compressors, well equipment, casing, tanks, machinery, gathering lines and systems, treatment facilities, disposal wells, disposal systems, pipelines and other appurtenances, and any other personal property situated thereon, herein individually and collectively called the "Equipment."

         IV. The Rights of Way and Permits. All of Seller's right, title, and interest in and to all rights, privileges, benefits, permissions, and authorizations (including, without limitation, permits, licenses, servitudes, easements, and rights of way) in respect of the use and occupation of the surface of such Leases, and the subsurface depths under the land and premises covered by and benefiting such Leases, herein called individually and collectively "Rights of Way and Permits";

         V. The Contracts. All of Seller's right, title, and interest in and to all of the orders, gas purchase and sale contracts (wherein Seller is a selling party), crude purchase and sale agreements (wherein Seller is a selling party), surface leases, farm-in agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, unit agreements, area of mutual interest agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights, which are owned by Seller, in whole or in part and are (i) appurtenant to the Leases, or (ii) used or held for use in connection with the ownership or operation of the Leases or with the Production, treatment on the Leases, sale or disposal of water, hydrocarbons or associated substances, herein called individually and collectively the "Contracts";

         VI. The Records. All of the files, records and data in the possession of Seller relating to the items described in subsections (I), (II), (III), (IV), and (V) above (the "Records"), including, without limitation, lease files, title records (including abstracts of title, title opinions, and title curative documents); contracts, correspondence, originals or copies of geological, geophysical, and


PURCHASE AND SALE AGREEMENT - PAGE 1
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seismic records, data, and information; and originals or copies of production records, electric logs, core data, pressure data and decline curves and graphical production curves, and all related matters, to the extent Seller has the authority to release such Records and to the extent they are reasonably required by Purchaser to operate the Wells;

         VII. Miscellaneous. Exhibit "A" attached hereto sets forth the undivided interests of Seller in the Leases, and the revenue interests attributable thereto, as well as the undivided interests of Seller in the Production, Wells, Equipment, Rights of Way, and Contracts. This Agreement covers and pertains to all of the right, title, and interest of Seller in the Leases, the lands covered by the Leases, Production, Wells, Equipment, and Rights of Way, even if the undivided interests of Seller in any such property or property rights should be incorrectly or insufficiently described in the Exhibit "A."

         Notwithstanding the foregoing, Seller does except and reserve that certain overriding royalty interest described in Paragraph 19 below.

         Notwithstanding the foregoing, Seller does except and reserve the reversionary interest, which reverts upon Purchaser realizing payout, as described in Paragraph 20 below.

         The Leases, Production, Wells, Equipment, Rights of Way and Permits, Contracts, Records, and Miscellaneous, referenced in Paragraphs I through VII above, less the overriding royalty interest set forth in Paragraph 19 below, are hereinafter sometimes referred to individually and collectively in the singular as "Property."

         WHEREAS, the sale of Seller's interest in the Property was the subject of, and was contemplated by, that certain letter of intent dated October 17, 1996, by and between Queen Sand Resources, Inc., and David Robertson and Keith Robertson, as amended and supplemented, including amendment and supplement dated December 24, 1996, and was the subject of that certain letter dated February 14, 1997 from Queen Sand Resources, Inc. to Keith Robertson, David Robertson and J.P. Robertson. As to the interest of Seller in and to the Property, this Agreement supersedes and replaces the letter of intent.

         NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller and Purchaser hereby agree as follows:

         1. Sale and Purchase. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for, all of Seller's right, title, and interest in and to the Property as hereinafter provided.

         2. Purchase Price. The "Purchase Price" payable by Seller for the Property shall be subparagraphs (a) and (b) as follows:

                  (a) Five Hundred Thousand Dollars ($500,000.00) payable at Closing;

                  (b) Five Hundred Thirteen Thousand Five Hundred and Thirteen (513,500) shares of the common stock of Queen Sand Resources, Inc., a Delaware corporation ("QSR"), who is the parent corporation of Purchaser (the "QSR Shares"), which shares are to be issued at Closing to David Robertson. At Closing Purchaser shall cause to be delivered to Seller an instruction letter from QSR to its transfer agent which authorizes the issuance of the QSR Shares to David Robertson.

         All cash payments to be tendered by Purchaser to Seller, shall be made by wire transfer or shall be made by certified funds.

         3. Closing and Effective Date.

                  (a) The closing of the sale and purchase of the Property shall take place on or before March 13, 1997, (the "Closing") at 1310 Jeff Davis, Hammond, Louisiana, or at such other time, place, or manner as may be mutually agreeable to the Parties. The sale of the


PURCHASE AND SALE AGREEMENT - PAGE 2
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         Property shall be effective as of February 1, 1997, at 7:00 a.m. local time for each of the particular Leases (the "Effective Date").

                  (b) At the Closing, the Property shall be conveyed and transferred by Seller to Purchaser by the execution and delivery of an Assignment and Bill of Sale (the "Assignment") in substantially the same form and content as the Assignment and Bill of Sale which is attached hereto as Exhibit "B," and such other instruments of conveyance as may be reasonably requested by Purchaser. Purchaser shall be entitled to all of Seller's rights in the Property (including, without limitation, the rights to all Production and proceeds of Production) appurtenant and attributable to the Property, and shall be subject to the duties and obligations attendant with ownership of such undivided share of the Property for the period from and after the Effective Date. For the period prior to the Effective Date, Seller shall be entitled to all of the rights (including, without limitation, the rights to all Production and proceeds of Production) appurtenant and attributable to the Property, and shall be subject to the duties and obligations attendant with ownership of the Property.

         4. Adjustments to Purchase Price. The Purchase Price shall be adjusted (the "Adjusted Purchase Price") at the Closing, by the "Interim Settlement Statement" (hereinafter defined in this paragraph and in Paragraph 9 below), and, subsequent to Closing, by the "Final Settlement Statement" (hereinafter defined in Paragraph 13 below), as follows:

                  (a) The Purchase Price shall be increased by the following:

                           (1) the value of all merchantable allowable oil or
                  other liquid hydrocarbons in storage owned by Seller in the tanks or above the pipeline connection at the Effective Date, and not previously sold by Seller, that is credited to the share of the Property being acquired hereunder, valued at the contract price thereto, or if none, the actual price received by Purchaser, less taxes or gravity adjustments deducted by the purchaser of such oil or other liquid hydrocarbons;

                           (2) the amount of all reasonable expenditures made in
                  connection with the ownership, operation, and maintenance of the share of the Property being acquired hereunder, (including royalties and rentals) and in accordance with generally accepted accounting principles and prudent operations, attributable solely to the period from and after the Effective Date and which are paid by or on behalf of Seller after the Effective Date;

                           (3) an amount equal to all prepaid expenses,
                  attributable to the ownership, operation, and maintenance of the share of the Property being acquired hereunder that are paid by or on behalf of Seller after the Effective Date and prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable solely to the period from and after the Effective Date;

                           (4) any other amount agreed upon by Purchaser and
                  Seller.

                  (b) The Purchase Price shall be decreased by the following:

                           (1) the amount of any proceeds from the sale of
                  Production attributable to the share of the Property being acquired hereunder attributable to the period on or after the Effective Date (net of production, severance, and similar taxes and assessments measured by or payable out of production) actually received or accrued by or on behalf of Seller;

                           (2) an amount equal to all unpaid ad valorem,
                  property, production, profit, severance, and similar taxes and assessments based upon or measured by the ownership of the share of the Property being acquired hereunder or the production of oil, gas, or other minerals therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against such share of the Property (in accordance with generally accepted accounting principles) and which are attributable to the period prior to the Effective Date, which amount shall, to the extent not actually


PURCHASE AND SALE AGREEMENT - PAGE 3
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                  assessed, be computed based upon such taxes and assessments for the immediately-preceding calendar year, or if such taxes or assessments are assessed on other than a calendar-year basis, for the tax period last ended;

                           (3) any amounts received by Seller (whether prior to
                  or subsequent to the Effective Date) pursuant to "take-or-pay," advance payment, or similar provisions of any production sales contract, any gas balancing agreement, or any other agreement, to the extent any purchaser has the right to apply any such amounts to Purchaser's share of Production delivered after the Effective Date;

                           (4) any reduction in the value of the share of the
                  Property being acquired hereunder resulting from the existence of a Defect (herein defined in Section 5(d)) which is not cured or waived prior to Closing;

                           (5) any other amount agreed upon by Purchaser and
                  Seller.

                  (c) The "Interim Settlement Statement" shall be prepared by Seller, its agents, or representatives, prior to Closing, which statement shall set forth the adjustments to the Purchase Price, per the adjustments set forth in this Paragraph 4, which are or may be determined at or prior to Closing. Such statement shall be prepared according to generally accepted accounting principles and shall show the calculation of all such adjustments. Upon the approval of such Interim Settlement Statement by Purchaser, the Purchase Price shall be adjusted according to such statement. Upon Purchaser's request, Seller shall make available to Purchaser all information relied upon by Seller for the adjustments requested in order to aid and facilitate Purchaser's approval of such statement. After Closing, the Purchase Price may further be adjusted, pursuant to the adjustments set forth in this paragraph, with the "Final Settlement Statement" in the manner further described in Paragraph 13 below.

                  (d) All monies received by either Party hereto which, under the terms of this Agreement or otherwise, belong to the other Party, shall be received in trust by the Party receiving such funds, and shall monthly, upon receipt, be paid over to the other Party. The Parties agree, in this regard, to cooperate fully and to execute, endorse, and deliver as expeditiously as practicable such papers, checks, and documents as are needed promptly to complete the transfer of such payments;

                  (e) After the Closing, if an invoice or other evidence of an obligation relating to the share of the Property acquired by Purchaser is received which is applicable to periods both prior to and after the Effective Date, and is partly the obligation of Seller and partly the obligation of Purchaser, then each Party shall pay its respective portion of such obligation to the obligee, prorated between the Parties as of the Effective Date;

                  (f) At and after the Closing, Purchaser and Seller will cooperate fully in notifying all applicable third parties (including the execution by Seller of such transfer orders, letters in lieu, change of operator, etc., as may be requested by Purchaser) so that notices, proceeds, and invoices from such third parties may take into account the fact that Purchaser has acquired the Property as of the Effective Date;

                  (g) The parties hereto agree to exercise diligence and good faith in attempting to resolve any disagreements or disputes which may arise from the adjustments to the Purchase Price to be made in accordance with this paragraph.

         5. Property Conditions, Title Review, Property Information, and Casualty Losses.

                  (a) Property Conditions. THIS SALE OF THE EQUIPMENT AND ALL OTHER PERSONAL PROPERTY THAT IS A PART OF THE PROPERTY IS MADE ON AN "AS IS, WHERE IS" BASIS WITH ALL FAULTS AS TO ITS CONDITION, AND SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE CONDITION OF THE EQUIPMENT (NOTE, HOWEVER, THERE ARE CERTAIN WARRANTIES AS TO TITLE AS HEREIN SET FORTH) INCLUDING, WITHOUT LIMITATIONS, THE


PURCHASE AND SALE AGREEMENT - PAGE 4
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         IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR
         PURPOSE.

                  (b) Review of Property. Seller acknowledges that Purchaser, personally or through its authorized agents or representatives, has had the right to make any and all physical inspections of the Property which Purchaser desired to make or to have made and to make all such other inspections, surveys, tests, or other studies (including, but not limited to, environmental assessments and evaluations) as Purchaser deemed necessary or desirable. Upon reasonable notice to Seller, Purchaser, and its authorized agents and representatives, at Purchaser's sole risk, may enter upon the Property for the purpose of conducting those inspections, surveys, tests, and studies.

                  (c) Review of the Records. Seller acknowledges that Seller has provided Purchaser, personally or through its authorized agents or representatives, full access during normal business hours to Seller's office and premises to review and inspect all Records, including, but not limited to, all abstracts of title, lease files, unit files, production and marketing files, title opinions, title files, title records, geologic, engineering, and other files or information in Seller's possession or to which it has access which relate to the Property, and the status of Seller's title thereto.

                  (d) Casualty Loss. If, prior to Closing, any Property is substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), Seller shall notify Purchaser promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure, or cause to be cured, any such Casualty Defect by repairing such damage or, in the case of personal property, fixtures, replacing the Property affected thereby with equivalent items, no later than the date of Closing. If any Casualty Defects exist at Closing, Purchaser may proceed to purchase the property affected thereby, and the Purchase Price shall be reduced by the aggregate reduction in the value of such property on account of such Casualty Defects, as determined by the mutual agreement of the Parties, or if the Parties are unable to agree on the reduction of the Purchase Price, then the affected property shall be excluded from the Property to be acquired by Purchaser hereunder, and the Purchase Price shall be reduced by the Allocated Purchase Price for such Property. Notwithstanding anything to the contrary contained herein, Seller shall be entitled to retain all insurance proceeds and claims against other Parties in respect of any such Casualty Defect which occurs prior to closing unless no reduction is made in the Purchase Price as a result of such Casualty Defect, in which event Purchaser shall be entitled to the insurance proceeds and claims against other Parties arising from such Casualty Defect.

         6. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

                  (a) This Agreement has been duly executed and delivered on behalf of Seller and is binding and enforceable against Seller in accordance with its terms and at the Closing. All documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered at Closing, and the execution, delivery, and performance of this Agreement by Seller and the consummation of transactions contemplated hereby will not constitute a breach of, an event of default under, a violation of, or a conflict with any agreement or other instrument to which Seller is a party (except to the extent such instrument may be released at the Closing). Nor will the same cause Seller to be in violation of any applicable laws or regulations or any order of any court or governmental agency having jurisdiction.

                  (b) All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of the Property, or the Production or the receipt of proceeds therefrom, which have become due and payable prior to the date hereof with respect to the Property have been properly paid, and Seller's allocable share of such taxes and assessments on the Property which become due and payable prior to the Closing shall be properly paid by Seller, and all royalties, overriding royalties, and payments to any third parties which have become due and payable prior to the date hereof with respect to


PURCHASE AND SALE AGREEMENT - PAGE 5
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         production from the Property, have been properly paid, and will be hereafter properly paid for the period prior to Closing.

                  (c) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any responsibility whatsoever.

                  (d) Prior to the Closing, Seller will pay or cause to be paid all of Seller's share of costs and expenses incurred in connection with the Property, and will comply with all contracts or other agreements relating to the Property.

                  (e) To the best of Seller's information and belief, all laws, regulations, and orders of all governmental agencies having jurisdiction over the Property have been and shall continue to be complied with until the Closing.

                  (f) There are no first rights of refusal, consents, authorizations, preferential rights, options, or claims of a similar nature affecting the Property, other than those listed in Exhibit "A," said listed consents defined herein as "Consents."

                  (g) Seller shall, upon request, subrogate Purchaser to any claim which Seller may have against any third party, prior owner, vendor, or assignor with respect to the share of the Property acquired by Purchaser, or the title thereto.

                  (h) There are no "imbalances" which allow any other party to make up production at any time after the Effective Date, under any operating agreement, gas balancing agreement and storage agreement, gas transportation agreement, gas processing or dehydration agreement, or other similar agreement relating to the Property.

                  (i) Seller has not directly or indirectly reserved or retained any recorded or unrecorded interest or rights in any Property, and Seller shall not reserve any recorded or unrecorded executory interest or rights relating to the Property, except as provided herein.

                  (j) Seller warrants that the Property is free and clear of all encumbrances, liens, and mortgages, save and except such encumbrances as may be identified and described in Exhibit "A" attached hereto, and further save and except liens for taxes not yet due and payable.

                  (k) Except as may be identified and described in Exhibit "A" attached hereto, the Property is not subject to any restriction, reservation, reversionary interest, drilling or development obligation, or other material obligation or burden on the operation or the disposition of Production attributable to such properties, except as provided herein.

                  (l) No part of any of the Property is affected by any prepayment arrangement under any contract for the sale of oil or gas, or by any production payment or any other arrangement for delivery of oil or gas produced from any of the Property at some future time without Purchaser then or thereafter receiving full payment therefor, and no third party now has or at Closing will have any right to take makeup gas for which it has already paid. As of the Effective Date, there are no volumes of makeup gas owing, or accumulated transportation credits due, to gas purchasers on account of any "take-or-pay" or other provisions of any contract, and Seller has not produced or sold more than its pro-rata share of the gas from any Wells included in the Property.

                  (m) Except as may be set forth in Exhibit "A" attached hereto, there are no restriction, reservation, reversionary interest, drilling or development obligation, or other material obligation, affecting the Property that cannot be terminated upon ninety (90) days' written notice, except as provided herein.


PURCHASE AND SALE AGREEMENT - PAGE 6
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                  (n) Without the prior written consent of Purchaser, Seller (i)
         shall not enter into any new agreements or commitments affecting the Property which extend beyond the Closing, and (ii) will not modify or terminate any agreements affecting any of the Property, including, without limitation, any oil and gas leases, unitization or pooling agreements, operating agreements, pipeline agreements, processing agreements, and hydrocarbon sales contracts, and (iii) will not further encumber, sell, mortgage, release, abandon, or otherwise dispose of any of the Property or any interests therein.

                  (o) There is not any suit, action, or other proceeding pending which affects or relates to the Property, or seeks to restrain or prohibit Seller from selling or conveying to Purchaser the share of the Property to be purchased herein. Seller shall promptly notify Purchaser of any such proceedings which may arise or be threatened prior to Closing.

                  (p) Seller has no knowledge and has not received any notice of any claimed default (or any event which, with the giving of notice or the passage of time, or both, would constitute a default) under (i) the Leases, or (ii) any order, writ, injunction, or decree of any court, commission, or administrative agency affecting the Property, or (iii) any other agreement affecting the Property. Seller shall promptly notify Purchaser of any such notice hereafter received by Seller and the occurrence of any such event of which Seller becomes aware prior to Closing.

                  (q) There are no tax partnerships affecting any of the Property.

                  (r) To the best of Seller's information and belief, no Production from any Well on the Property has occurred in excess of that permitted by law, orders, or regulations.

                  (s) To the best of Seller's information and belief, there has been no material injury or damage to any of the Property which has not been fully repaired, replaced, or rebuilt.

                  (t) Except for depletion due to continued production, there has been no substantial and material change in condition of the Property between the date hereof and Closing.

                  (u) To the best of Seller's information and belief, all easements, rights of way, permits, crossing agreements, and surface rights included in the Property are in full force and effect and are valid and subsisting, and freely assignable, and all rentals and other payments due thereunder have been properly and timely paid and all conditions necessary to keep them in force have been duly performed.

                  (v) From and after the effective date of its acquisition of its ownership in the Leases, the Seller has performed all obligations required to be performed under such Leases, or any other instruments and agreements relating to the Properties, and is not in default thereunder, and each of the Leases to be conveyed is valid and in full force and effect.

                  (w) Seller is being paid not less than the fractional "Net Revenue Interest" set forth in Exhibit "A" hereto, and, for expenses and costs for each Property, Seller is not paying more than the fractional interest specified under "Working Interest" set forth in Exhibit "A" hereto.

                  (x) To the best of Seller's information and belief, all rentals and bonuses have been timely and fully paid and discharged, and all conditions necessary to keep the Leases in full force have been performed, and no proceeds from the sale of Production attributable to the Property are currently being held in suspense by any purchaser thereof.


PURCHASE AND SALE AGREEMENT - PAGE 7

                  (y) Except as listed in Exhibit "A" attached hereto, to the best of Seller's information and belief, there are no Wells located on the Property that are shut-in and/or unplugged which are not presently producing, or which are not presently being utilized in disposal or injection operations.

                  (z) All Records and other information and data provided to Purchaser by Seller or its agents concerning the Property is true and correct to the best of Seller's information, knowledge, and belief.

                  (aa) Environmental Current Status. To the best of Seller's knowledge, the Property, and Seller are not in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment (such laws as they now exist or are hereafter enacted and/or amended hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act, and this representation will continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions, and circumstances, if any, pertaining to the Property, and Seller. The terms "hazardous substance" and "release" as used in this Agreement shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of the State of Texas establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

                  (bb) D&R is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana; (ii) D&R is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; (iii) D&R possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms and provisions of this Agreement and any other document, instrument, or agreement provided for herein, including the Assignment, all of which have been duly authorized and approved by all necessary corporate action and for which no further approval or consent is required; and (iv) David Robertson and his wife are all of the shareholders, officers, and directors of D&R and by their execution hereof adopt and approve the terms of this Agreement.

                  (cc) All information and data provided to Purchaser concerning the Property is true and correct to the best of Seller's information, knowledge, and belief;

                  (dd) David Robertson warrants and represents that he is

                           (1) a natural person whose individual net worth, or
                  joint net worth with his spouse which at this time exceeds $1,000,000.00; or

                           (2) a natural person who had an individual income in
                  excess of $200,000.00 in each of the two most recent years or joint income with his spouse in excess of $300,000.00 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

         David Robertson represents and agrees that (i) his acquisition of QSR Shares will not be made with a view toward the "distribution" of such shares, as defined in the securities Act of 1933, as amended (the "1933 Act"); (ii) such shares may not be transferred or hypothecated unless, in the


PURCHASE AND SALE AGREEMENT - PAGE 8
opinion of counsel to the corporation, such transfer or hypothecation would be in compliance with the registration provisions of the 1933 Act or pursuant to an exemption therefrom; and (iii) David Robertson agrees to sign an agreement to such effect at the time of Closing and agrees that the certificate for the shares so acquired may be inscribed with a legend to ensure compliance with the 1933 Act. David Robertson understands that the shares will not, subject to Paragraph 21 below, be registered under the 1933 Act, or under the laws of any jurisdiction. David Robertson, himself, or through his advisers, is sophisticated and experienced in financial business and investment matters, and as a result, the Seller is in a position to evaluate the merits and risks of an investment in Queen Sand Resources, Inc., a Delaware corporation.

         Notwithstanding anything herein to the contrary, the Property shall be conveyed hereunder as is, where is, with title warranted by, through, and under Seller, but not otherwise.

         7. Purchasers Representations and Warranties. Purchaser represents and warrants to Seller that:

                  (a) Purchaser: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas;
         (ii) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; and
         (iii) possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms and provisions of this Agreement and any other document, instrument, or agreement provided for herein, all of which have been duly authorized and approved by all necessary corporate action and for which no further approval or consent is required.

                  (b) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any agreement or instrument to which Purchaser is a party; or (ii) any judgment or decree applicable to Purchaser as a party in interest with respect thereto.

                  (c) This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Purchaser (or its assignees) shall have been duly executed and delivered.

                  (d) Subject to the conditions herein, Purchaser has or will have at Closing (i) the financial capability or (ii) commitments from responsible financial institutions to provide the funds required by Purchaser, to pay the Purchase Price and consummate the transaction contemplated hereby within the time period contemplated herein.

                  (e) Purchaser either has performed, or prior to closing will perform, whatever inspection of the Property and Seller's title thereto that Purchaser deems appropriate and knows the condition thereof and is purchasing the Property as a result of such inspections and not because of, or in reliance on, any representation or warranty made by Seller other than those expressly set forth in this Agreement.

                  (f) In the event the Purchase Price is adjusted down at Closing, based upon any unpaid taxes as set forth in Paragraph 4(b)(2) hereof (the "Tax Adjustment"), Purchaser agrees to timely make payment (equivalent to the Tax Adjustment) to such taxing authorities as may be appropriate.

         8. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transaction provided for herein are subject, at the option of Purchaser, to the fulfillment on or prior to Closing, of each of the following conditions:

                  (a) Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects at Closing as though made on and


PURCHASE AND SALE AGREEMENT - PAGE 9
         as of such date (unless appropriate adjustments or remediation has been made in accordance with Paragraph 5 hereof).

                  (b) Performance. Seller shall have performed all obligations, covenants, and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

                  (c) Pending Matters. No suit, action, or other proceedings shall be pending or threatened (a) against Seller before any court or governmental agency which might result in impairment or loss of value as to Seller's title to any part of the Property; or (b) which seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                  (d) Liability. No liability which affects, in a materially adverse manner, the Property or Purchaser's ability to receive the economic benefits therefrom has been or is threatened to be asserted with respect to the Property.

                  (e) Defects. No Defects shall be present, which are not cured by Seller or waived by Purchaser as provided herein.

                  (f) Records and Access. Seller shall have afforded Purchaser and its officers, employees, and representatives timely and reasonable access to the Records as required herein.

         9. Seller's Obligations at Closing. At the Closing, Seller shall deliver to Purchaser the following items; however, item (e) will be delivered as soon prior to Closing as reasonably practical:

                  (a) The Assignment, duly executed and acknowledged by Seller;

                  (b) Duly executed and acknowledged releases of all liens and burdens on the Property or on Production therefrom or attributable thereto;

                  (c) Executed transfer orders (or letters in lieu thereof) addressed to all purchasers of production from the Property;

                  (d) Any other executed documents or instruments which may be reasonably required to consummate the transactions contemplated herein and to fully vest Purchaser with operations and title to the Property as contemplated hereby;

                  (e) The "Interim Settlement Statement," which shall set forth the Purchase Price and adjustments thereto provided for in this Agreement which are or may be determined at or prior to the Closing, which statement shall be delivered to Purchaser as soon as reasonably practical prior to Closing for Purchaser's review and approval;

                  (f) All consents required of third parties, who are identified in Exhibit "A" attached, properly executed and in form approved by Purchaser;

                  (g) All releases of current liens of lenders encumbering all or any part of the Property, properly executed in form acceptable by Purchaser;

                  (h) Deliver to Purchaser a counterpart copy of the Subscription Agreement, executed by Seller and/or the party receiving the QSR Shares, covering the QSR Shares; and

         10. Purchaser's Obligations at Closing. At the Closing, Purchaser shall:

                  (a) Deliver to Seller the Adjusted Purchase Price, in cash or other immediately available funds (which shall be subject to a subsequent accounting between Seller and Purchaser pursuant to this Agreement) less the Escrow Deposit;


PURCHASE AND SALE AGREEMENT - PAGE 10

                  (b) Deliver to David Robertson a counterpart copy of the Subscription Agreement, executed by Queen Sand Resources, Inc. covering the QSR Shares, along with the instruction letter to the transfer agent, Continental Stock Transfer & Trust Co., authorizing and directing the delivery of the QSR Shares to David Robertson;

                  (c) Execute and deliver any other documents or instruments which may be required to consummate the transactions contemplated herein.

         11. Notices. All notices, demands, and requests which may be given or which are required to be given by either Party to the other shall be in writing. Any notice, demand, or communication required or permitted hereunder shall be deemed to be delivered on actual receipt or three (3) days after being sent by overnight courier or Certified U.S. Mail to Seller or Purchaser, whichever occurs first, respectively, as follows:

     SELLER:                                   PURCHASER:

                                               Queen Sand Resources, Inc.
     D&R Petroleum, Inc.                       Suite 380, Lock Box 31
     and David Robertson                       3500 Oak Lawn Avenue
     1310 Jeff Davis                           Dallas, Texas 75219-4398
     Hammond, Louisiana                        Attn.:   Edward Munden
     Telephone:  504-345-8001                  Telephone:  214-521-9959
     Facsimile:  504-542-7546                  Facsimile:  214-521-9960

or such other address as Purchaser or Seller may, from time to time, designate pursuant to the terms hereof. A facsimile transmission shall be considered an original document for purposes of providing notice under this section.

         12. Furnishing Data and Information. The Seller also agrees to promptly cooperate in all reasonable requests by Purchaser in furnishing copies, at Purchaser's expense, of all Records necessary for Purchaser to conduct its due diligence under the terms of this Agreement.

         13. Post-Closing Adjustments. As soon as practicable after the closing, and in any event within sixty (60) days after Closing, Seller shall prepare and deliver to Purchaser, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment pursuant to Paragraph 4 hereof that was not finally determined as of the Closing ("Post-Closing Adjustments") and showing the calculation of such Post-Closing Adjustments and the aggregate amount thereof. Within ten (10) business days after receipt of the Final Settlement Statement, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to the Final Settlement Statement. The Parties undertake to agree with respect to the amounts of such Post-Closing Adjustments no later than ninety (90) days after the Closing Date. The date upon which such agreement is reached or upon which the aggregate amount of the adjustments are finally established shall be herein called the "Final Settlement Date." Seller shall pay to Purchaser, or vice versa, as the case may be, within ten (10) business days after the Final Settlement Date the amount of such adjustments (as finally established), by means of wire transfer in immediately available funds or by means of a certified bank check. Without limiting the foregoing obligation of Seller to timely pay, Purchaser may elect to offset its obligation under the Notes by any sums which may be due and owing hereunder by Seller to Purchaser.

         14. Failure to Perform/Termination of Agreement. If the Seller should fail to fully and timely perform any of its obligations hereunder, or should fail to consummate the sale of the Property, except due to the Purchaser's default, the Purchaser may, at its option, enforce specific performance of this Agreement, or terminate this Agreement.

         15. Indemnification by Seller.

                  (a) Seller agrees to indemnify and save and hold harmless Purchaser against and from any loss, damage, or expense sustained by Purchaser arising out of or resulting from


PURCHASE AND SALE AGREEMENT - PAGE 11
         any breach of any of the representations and warranties made hereunder and not waived by Purchaser.

                  (b) Seller agrees to indemnify and save and hold harmless Purchaser against all claims, liabilities, costs, expenses, taxes, and liability arising out of the ownership or operation of the Property, and based upon the occurrence of events, the accrual of obligations or liabilities, or the existence of conditions prior to the Effective Date.

                  (c) If any claims for brokerage fees are asserted against Purchaser in connection with this transaction based upon alleged commitments made by Seller, Seller shall indemnify Purchaser against all such claims and reimburse Purchaser for all reasonable expenses incurred in responding to such claims, including reasonable attorney's fees.

                  (d) Notwithstanding anything to the contrary contained herein, Seller agrees to indemnify and save and hold harmless Purchaser for Seller's gross negligence or willful misconduct for that period of time between the Effective Date and Closing.

                  (e) The provisions of subparagraph (a) through (e) above of this Paragraph 15 shall survive Closing.

         16. Indemnification by Purchaser.

                  (a) Purchaser agrees to indemnify and save and hold harmless Seller against and from any loss, damage, or expense sustained by Seller arising out of or resulting from any breach of any of the representations and warranties made hereunder and not waived by Seller.

                  (b) Purchaser shall assume and hereby agrees to pay, honor, discharge, and perform fully and timely, the obligations and liabilities directly associated with the Seller's interest in the share of the Property acquired by Purchaser hereunder, which are attributable to the period of time from and after the Effective Date.

                  (c) Purchaser agrees to indemnify and save and hold harmless Seller against all claims, costs, expenses, windfall profits taxes, and liabilities arising out of the ownership or operation of the share of the Property acquired by Purchaser hereunder and based upon the occurrence of events, the accrual of obligations or liabilities, or the existence of conditions on and subsequent to the Effective Date (but not including these costs and expenses incurred with respect to the purchase of Seller's interest in the Property or the negotiations leading to such purchase).

                  (d) If any claims for brokerage fees are asserted against Seller in connection with this transaction based upon alleged commitments made by Purchaser, Purchaser shall indemnify Seller against all such claims and reimburse Seller for all reasonable expenses incurred in responding to such claims, including reasonable attorney's fees.

                  (e) The provisions of this Paragraph 16 shall survive Closing.

         17. Unregistered Securities; Share Restrictions; Certain Registration Rights.

                  (a) Seller acknowledges that all shares of common stock of QSR acquired pursuant to this Agreement, except as further provided in this paragraph, will not be registered under the Securities Act of 1933 as amended (the "Securities Act") or qualified under applicable state securities law and that the transferability thereof is restricted by the registration provisions of the Securities Act as well as such state laws. Based upon the representation and agreements being made by it herein, such shares will be issued under this Agreement, and on conversions under the Note, pursuant to an exemption from such registration provided by Section 4(2) of the Securities Act and applicable state securities law qualification exemptions. The Seller represents that it is, and shall, acquire such shares for its own account, for investment purposes only, and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring, or otherwise disposing of


PURCHASE AND SALE AGREEMENT - PAGE 12
         all or any part of such securities for any particular event or circumstance, except selling, transferring, or disposing of them upon full compliance with all applicable provisions of the Securities Act, the Securities and Exchange Act of 1934 as amended, the Rules and Regulations promulgated by the United States Securities and Exchange Commission thereunder, and any applicable state securities laws. The Seller further understands and agrees that (i) the securities may be sold only if they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or, in the opinion of counsel acceptable to the Purchaser, an exemption from such registration and qualification is available; (ii) except as otherwise provided for herein, the Purchaser will be under no obligation to register or qualify the said shares or effect compliance with any exemption from such registration or qualification; and (iii) any routine sales of securities made in reliance upon Rule 144 promulgated by the Commission can be made only in the amounts set forth in and pursuant to the other terms and conditions of that Rule.

                  (b) The Seller agrees that each certificate representing any shares of QSR acquired by Seller under this Agreement, and under the Note, will bear on its face a legend in substantially the following form:

                           These securities have not been registered under the
                  Securities Act of 1933 or qualified under any state securities laws. They may not be sold or transferred in the absence of an effective registration statement under that Act or qualification under applicable state securities laws without an opinion of counsel satisfactory to the Company that such registration and qualification are not required.

                  (c) Upon the request of Purchaser, at Closing, a Subscription Agreement shall be executed in counterpart copy by QSR and David Robertson, being the party receiving the QSR Shares.

                  (d) On a best efforts basis, Purchaser will cause Queen Sand Resources, Inc., to proceed with the actual preparation and filing, within one hundred eighty (180) days of the date of Closing, of a registration statement under the Securities and Exchange Act of 1933 as amended in connection with the proposed offer and sale of any of its securities, and to cause all of the QSR Shares issued pursuant to this Agreement to be included in such registration statement, and to attempt to have the QSR Shares to be so registered, all to the extent requisite to permit the sale or other disposition by Purchaser of the QSR Shares. All expenses relating to such registration allocable to the QSR Shares issued pursuant to this Agreement will be borne by Purchaser.

                  (e) Certain shares of QSR stock are issued under the following agreements, as consideration under such agreements, and as consideration for the extension of the closing under such agreements:

                           (i) Purchase and Sale Agreement dated February 5,
                  1997, by and between D & R Petroleum, Inc., Black Gold Production Services, Inc., and David R. Robertson, as Seller, and Corrida Resources, Inc., as Buyer, covering various oil and gas rights located in the States of Louisiana, Mississippi, and Texas; and

                           (ii) Purchase and Sale Agreement dated February 5,
                  1997, by and between Robertson's Oil & Gas, Inc., Pelican Oil Field Services, Inc., and Allen K. Robertson, as Seller, and Corrida Resources, Inc., as Buyer, covering various oil and gas rights located in the States of Louisiana, Mississippi, and Texas.

         Such agreements are hereinafter referred to as the "Prior Agreements." Such shares of QSR received by the seller's under such Prior Agreements, when sold in compliance with all other restrictions contained in such agreements, may be sold through the public market only on the basis of 10,000 shares in the aggregate being sold within every ninety-day period. Any sales through the public market of any such shares of QSR which exceed 10,000 shares within a ninety day period shall be deemed void.


PURCHASE AND SALE AGREEMENT - PAGE 13

                  Simultaneous with the execution of this Agreement, Purchaser is entering a purchase and sale agreement with James P Robertson and Frances Leonard Robertson, by which document Purchaser is to acquire the rights and interests of such sellers in the Leases, Wells, Equipment and Contracts. Certain shares of stock of QSR will be issued pursuant to the terms of such agreement. Such agreement shall hereinafter be referred to as the "Simultaneous Agreement."

                  The QSR shares to be issued under this Agreement and under the Simultaneous Agreement shall be subject to the same restrictions, above described, governing the shares to be issued under the Prior Agreements, being that, when sold in compliance of all other restrictions contained in such agreements, may be sold through the public market only on the basis of 10,000 shares [inclusive of all shares issued under the Prior Agreements, the Simultaneous Agreement, and this Agreement] in the aggregate being sold within every ninety-day period. Any sales through the public market of any such shares of QSR which exceed 10,000 shares within a ninety day period shall be deemed void. QSR shall have full right and authority to refuse any requested transfer of the certificates of such shares, to the extent the transfers exceed 10,000 shares within a particular ninety day period. The first ninety day period will commence upon the first day that any of said shares become free trading in the public market.

         18. Confidentiality. Prior to Closing, the Seller shall be furnishing to Purchaser various information relating to Seller and the Property, and Seller's business activities, assets, finances, costs, revenues, rights, obligations, liabilities, and strategies. In consideration of the Seller furnishing this information to Purchaser, Purchaser agrees that prior to Closing
(a) that such information is confidential and/or proprietary to Seller, and such information shall be entitled to and shall receive treatment as such by Purchaser; (b) Purchaser shall use its best efforts, and will advise all of its employees, representatives, agents, and advisors who have access to such information, to use their best efforts to hold in confidence, not to disclose to others, and not to use (except in respect of the transaction contemplated by this Agreement) any such information; and (c) if Closing does not occur, all such information, unless otherwise specified in writing, shall remain the property of Seller, and shall be returned to Seller together with any copies made thereof. Prior to Closing, Purchaser shall provide such information only to its employees, representatives, agents, and advisors who have need to know such information in connection with this Agreement.

         19. Overriding Royalty Reservation. Seller reserves and excepts from the purchase and sale contemplated by this Agreement, as an overriding royalty interest, certain of Seller's revenue share in and to the Leases. Purchaser shall be entitled to an NRI interest in and to such Leases which is seventy percent (70%) times the leasehold interest in and to each such Leases acquired by Purchaser from Seller under this Agreement. Any revenue share in and to each such Leases owned by Seller in excess of the revenue share to which Purchaser is entitled under this Agreement is reserved by Seller as an overriding royalty interest.

         20. Reversionary Interest. Upon the occurrence of "payout," as such term is hereinafter defined, there shall revert and revest in Seller an undivided one-half (50%) of all of the right, title and interest conveyed to Purchaser by Seller under and pursuant to the terms of this Agreement. The term "payout" as used herein shall mean that point in time when the proceeds received by Purchaser for the revenue share acquired by Purchaser under and pursuant to this Agreement of all of the oil and gas produced, saved and sold from the Wells, and from wells which may be hereafter drilled on the Leases, or on lands pooled with the Leases, equals the sum of the following: (i) the sum of One Million Four Hundred and Fifty Thousand Dollars ($1,450,000), and (ii) all of the costs and expenses incurred by Purchaser during the payout period for the drilling, completing, recompleting, equipping, reworking, or plugging and abandoning, of any wells located on the Leases or on lands pooled therewith, including any wells used for salt water disposal and wells used for injection and pressure maintenance, and (iii) all of the costs and expenses incurred by Purchaser during the payout period for operations conducted on the Wells, or on any other wells located on the Leases or on lands pooled therewith, and (iv) all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by Purchaser's ownership of the Property, or Purchaser's share of Production from the Property or receipt of proceeds therefrom, which have become due and payable during the payout period, including any portion which may be prorated to the payout period, and (v) all losses, damages and expenses sustained by Purchaser arising out of, or resulting from,


PURCHASE AND SALE AGREEMENT - PAGE 14
the ownership of the rights and interests to have been conveyed to Purchaser under this Agreement, to the extend same are not paid by Seller under the indemnitee, or other provisions of this Agreement. The interests herein reserved shall automatically revert and revest into Seller upon the occurrence of payout. Notwithstanding, to reflect the occurrence of payout of record in the Parish in which the leased premises are located, upon the occurrence of payout Purchaser agrees to execute and deliver to Seller an assignment in recordable form which shall reassign and reconvey to Seller the interests having reverted to Seller under the terms of this Agreement. The interests which shall have reverted to Seller under and pursuant to the terms of this Agreement shall be governed by, and subject to, the terms and provisions of the current operating agreement covering the Leases and Wells.

         21. Preferential Right to Purchase. Should Seller hereafter desire to sell all or any part of the reversionary interest herein reserved by Seller, whether before or after the time of reversion, Seller shall promptly give written notice to the Purchaser, with full information on its proposed disposition, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the interest and property to be sold, and all other terms of the offer. Purchaser shall then have an optional prior right, for a period of thirty (30) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the Seller proposes to sell.

         22. Area of Non-Competition. Seller agrees not to compete with Purchaser in an area which shall be the leasehold premises of the Leases. In this regard, Seller agrees that Seller, its employees, agents, servants, or companies controlled by Seller, in common control with Seller, or with whom Seller is affiliated, shall not acquire, for so long as a Lease is held in force and effect by its terms, and for a period of three years thereafter, any oil and gas leases, any mineral interest, royalty interest, overriding royalty interest, or any farmout agreement, or other agreement permitting the right to explore for and produce oil and/or gas, which cover any lands within the restricted area.

         23. Area of Mutual Interest. The Parties agree that an area which shall extend outward from the boundaries of each of the Leases for a distance of 5,280 feet shall be an area of mutual interest between the Parties for a period of seven years from the date of Closing under this Agreement. If any Party should hereafter during the period of mutual interest acquire any oil and gas leases, any mineral interest, royalty interest, overriding royalty interest, or any farmout agreement, or other agreement permitting the right to explore for and produce oil and/or gas, covering any lands within the area of mutual interest, then the acquiring Party shall notify the non-acquiring Party, and shall deliver to the non-acquiring Party (i) copies of the documents by which the acquiring Party acquired the particular interest, and copies of all title information in the possession or control of the acquiring party relating to the particular interest, and (ii) copies of checks or other documents evidencing the actual costs to third parties incurred by the acquiring Party in its acquisition of the particular interest. For a period of thirty days following the receipt of such information the non-acquiring Party shall have the option to acquire an undivided fifty percent (50%) of the particular interest for which the non-acquiring Party has received notice. If the non-acquiring Party shall timely give such notice, closing shall thereafter occur within ten days in the office of the acquiring Party, or at such other location to which the Parties may mutually agreed. At closing the acquiring Party shall deliver to the non-acquiring Party an assignment, deed or other appropriate conveyance, properly executed in recordable form, conveying an undivided one-half of the particular interest, and the non-acquiring Party shall deliver to the acquiring Party one-half of the actual costs to third parties incurred by the acquiring Party in the acquisition of the particular interest. The failure of the non-acquiring Party to respond within the thirty day period shall be deemed an election by the non-acquiring Party not to acquire any share of the particular interest having been acquired by the acquiring Party.

         24. Miscellaneous.

                  (a) If any term or provision of this Agreement is held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining terms and provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid, or unenforceable term or provision, there shall be added automatically to this Agreement a legal, valid, and enforceable term or provision as similar as possible to the term or provision declared illegal, invalid, or unenforceable;


PURCHASE AND SALE AGREEMENT - PAGE 15

                  (b) Either Seller or Purchaser shall have the right to waive any requirement contained in this Agreement, which is intended for the waiving Party's benefit, but except as otherwise specifically provided herein, such waiver shall be effective only if in writing and executed by the Party for whose benefit such requirement is intended; provided however, that any such waiver shall not be construed as a waiver of any other benefit accruing to the waiving Party hereunder;

                  (c) The captions used in connection with this Agreement are for convenience only and shall not be deemed to expand or limit the meaning of the language of this Agreement;

                  (d) Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, unless the context otherwise requires;

                  (e) Seller agrees that, on or before the Closing, it will not carry on any negotiations with any third party, for the sale or transfer of the Property, without the prior written consent of Purchaser. Thereafter, Seller may negotiate with third parties if this Agreement has been terminated;

                  (f) THIS AGREEMENT AND ALL OF THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS;

                  (g) This Agreement embodies the entire agreement between Seller and Purchaser with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral;

                  (h) Except as otherwise specifically provided herein, this Agreement may not be amended except by an agreement in writing executed by both Seller and Purchaser;

                  (i) This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective legal representatives, successors, and assigns. It is expressly understood and agreed that Purchaser's rights under this Agreement may not be assigned prior to Closing. Provided however, any interest acquired hereunder shall be freely assignable by Purchaser after Closing;

                  (j) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument;

                  (k) In addition to the acts and deeds recited herein and contemplated to be performed, both Seller and Purchaser hereby agree to perform, execute, and/or deliver at and after Closing any and all such further reasonable acts, deeds, and assurances as may be reasonably required to consummate the transactions contemplated by this Agreement;

                  (l) This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to said matter. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding;

                  (m) In the event of any dispute occurring under this Agreement, the prevailing Party shall be entitled to be reimbursed by the other Party for its reasonable and necessary attorney's fees;

                  (n) Any failure by either Party to insist, or any election by either Party not to insist, upon strict performance by the other Party of any of the terms, provisions, or


PURCHASE AND SALE AGREEMENT - PAGE 16
         conditions of this Agreement shall not be deemed to be a waiver of the same or of any other term, provision, or condition hereof, and either Party may at any time or times thereafter insist upon strict performance by the other Party of any and all of such terms, provisions, and conditions. No waiver by either Party of any right, remedy, power, or privilege hereunder shall be construed as a waiver of, or operate to impair, any subsequent right, remedy, power, or privilege nor shall any single or partial exercise of any such right, remedy, power, or privilege exhaust the same or preclude other or further exercise thereof.

                  (o) All covenants, representations, and indemnities set forth herein shall survive closing, subject to any agreed periods of limitation as may be set forth herein.

         EXECUTED as of the ______ day of March, 1997.

WITNESSES:                          SELLERS:

                                    D & R PETROLEUM, INC.,
____________________________        a Louisiana corporation

____________________________        By:  ____________________________________
                                         David Robertson, President




____________________________        _________________________________________
                                    DAVID ROBERTSON
____________________________



____________________________        _________________________________________
                                    (wife of David Robertson)
____________________________


                                    PURCHASER:

                                    QUEEN SAND RESOURCES, INC.,
____________________________        a Nevada corporation

____________________________        By:  ____________________________________
                                         Robert P. Lindsay, Vice President


                                 ACKNOWLEDGMENTS


STATE OF LOUISIANA
PARISH OF TANGIPAHOA

         On this the ______ day of March, 1997, before me appeared David Robertson, to me personally known, who, being duly sworn, did say that he is the President of D & R PETROLEUM, INC., a Louisiana corporation, and that the foregoing instrument was signed by him on behalf of such entity, with necessary authority, and that David Robertson acknowledged said instrument to be the free act and deed of such corporation.


                                    _________________________________________
                                    Notary Public, State of Louisiana


PURCHASE AND SALE AGREEMENT - PAGE 17

STATE OF LOUISIANA
PARISH OF TANGIPAHOA

         On this the ______ day of March, 1997, before me appeared DAVID ROBERTSON, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.


                                    _________________________________________
                                    Notary Public, State of Louisiana


STATE OF LOUISIANA
PARISH OF TANGIPAHOA

         On this the ______ day of March, 1997, before me appeared _________________________, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that she executed the same as her free act and deed.


                                    _________________________________________
                                    Notary Public, State of Louisiana


STATE OF LOUISIANA
PARISH OF TANGIPAHOA

         On this the ______ day of March, 1997, before me appeared Robert P. Lindsay, to me personally known, who, being duly sworn, did say that he is the Vice President of Queen Sand Resources, Inc., a Nevada corporation, and that the foregoing instrument was signed by him on behalf of such entity, with necessary authority, and that Robert P. Lindsay acknowledged said instrument to be the free act and deed of such corporation.


                                    _________________________________________
                                    Notary Public, State of Louisiana


PURCHASE AND SALE AGREEMENT - PAGE 18